                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                           NEW ENGLAND FUNDS TRUST II
                (Name of Registrant as Specified In Its Charter)

                           NEW ENGLAND FUNDS TRUST II
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/X/ Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

May 24, 1996


Dear New England Funds High Income Shareholder:

The enclosed Proxy Statement contains detailed information regarding an important proposal affecting New England High Income Fund. We have summarized the most pertinent information in the space below. Please refer to it before turning to the Proxy Statement.

Q.  WHAT IS THIS PROPOSAL ABOUT?

A. We are asking you to approve the appointment of LOOMIS, SAYLES & COMPANY, L.P. as New England High Income Fund's new sub-adviser, succeeding Back Bay Advisors. Under the terms of the proposal, Loomis Sayles would manage the day-to-day operations of the Fund under the oversight of New England Funds Management. Both Loomis Sayles and Back Bay Advisors are affiliates of New England Funds Management.

In connection with the new sub-advisory arrangement, THE ADVISORY FEES PAYABLE BY THE FUND WILL DECREASE from the current annual rate of 0.750% of all the Fund's daily net assets to the new rates of 0.700% of the first $200 million of the Fund's average daily net assets and 0.650% of any such assets in excess of $200 million.

Upon adoption of this proposal, New England Funds will REDUCE THE RULE 12b-1 FEES PAYABLE by the Fund's Class A shares from the current annual rate of 0.350% of Class A net assets to 0.250% of such assets. This fee reduction would only affect the Class A shares.

Q.  WHY WAS THIS APPROVED BY THE TRUSTEES?

A. Based upon a review of the investment approach and resulting performance record achieved by Back Bay Advisors in managing the Fund as compared to the proposed investment approach used by Loomis, Sayles & Co. and its performance record, the Trustees determined that the arrangement with Loomis Sayles was in the best interests of the shareholders.

YOUR VOTE COUNTS
Your vote is extremely important, no matter how many shares of the Fund you own. You may receive a call from D.F. King, a proxy solicitation firm, to remind you to return your proxy ballot(s). Voting promptly is important; it will reduce the need to send you another proxy package or to contact you by phone. If we do not receive enough votes, we will need to resolicit shareholders.

Thanks for your cooperation in voting on this important proposal. Should you have any questions, please call 1-800-225-5478 to speak with an Investor Representative who will be happy to answer your questions.


Sincerely,



/s/ Henry L.P. Schmelzer
------------------------
Henry L.P. Schmelzer
President

                               NEW ENGLAND FUNDS
                          NEW ENGLAND HIGH INCOME FUND

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                 JUNE 28, 1996

To the Shareholders:

     Notice is hereby given that a Special Meeting of Shareholders of New England High Income Fund (the "Fund"), a series of New England Funds Trust II (the "Trust"), will be held at the offices of New England Funds, L.P., 399 Boylston Street, Boston, Massachusetts, on June 28, 1996 at 2:30 p.m. (Eastern time) for the following purposes:

     1. To approve or disapprove a proposed Sub-Advisory Agreement relating to the Fund between New England Funds Management, L.P. and Loomis, Sayles & Company, L.P.

     2. To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

                                    By order of the President of the Trust,

                                    ROBERT P. CONNOLLY, Secretary

May 20, 1996

-------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

-------------------------------------------------------------------------------

     PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.

                          NEW ENGLAND HIGH INCOME FUND

                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Trustees of New England Funds Trust II (the "Trust") for use at the Special Meeting of Shareholders of New England High Income Fund (the "Fund"), a series of the Trust, to be held at the offices of New England Funds, L.P. ("NEF"), 399 Boylston Street, Boston, Massachusetts 02116 on June 28, 1996 at 2:30 p.m. (Eastern time) and at any adjournment or adjournments thereof (the "Meeting"). This proxy statement and its enclosures are being mailed to shareholders beginning on or about May 20, 1996. A copy of the Annual Report of the Fund for the fiscal year ended December 31, 1995 may be obtained without charge by writing to NEF at the above address or by calling (800) 225-5478.

     All shareholders of record on May 1, 1996, the record date for determining shareholders entitled to vote at the Meeting (the "Record Date"), are entitled to one vote for each share of beneficial interest of the Fund held as of that date. The number of shares of beneficial interest of the Fund issued and outstanding as of the Record Date was 5,633,398.

     Timely, properly executed proxies will be voted as you instruct. If no choice is indicated, proxies will be voted in favor of Proposal 1 set forth in the attached Notice of Meeting. At any time before it has been voted, the enclosed proxy may be revoked by the signer by a written revocation received by the Secretary of the Trust, by properly executing a later-dated proxy or by attending the Meeting, requesting return of any previously delivered proxy and voting in person.

     The costs of solicitation of proxies will be borne by the Fund. Solicitation of proxies by personal interview, mail, telephone and telegraph may be made by officers and Trustees of the Trust and employees of NEF. In addition, the firm of D.F. King & Co., Inc. has been retained to assist in the solicitation of proxies, at a cost to the Fund which is not expected to exceed $5,000, plus reimbursement of such firm's out-of-pocket expenses.

     New England Funds Management, L.P. ("NEFM"), the Fund's adviser, proposes to appoint Loomis, Sayles & Company, L.P. ("Loomis Sayles") as the Fund's new sub-adviser, to manage the day-to-day investment operations of the Fund under the oversight of NEFM. Proposal 1 relates to the proposed Sub-Advisory Agreement (the "New Sub-Advisory Agreement") under which Loomis Sayles would act as the Fund's sub-adviser. The Trustees of the Trust recommend that the Fund's shareholders vote to approve the New Sub-Advisory Agreement for the Fund. If the New Sub-Advisory Agreement is approved by shareholders, NEFM has agreed, at the time the New Sub-Advisory Agreement takes effect, to decrease the management fees payable by the Fund to NEFM from the current annual rate of 0.75% of all of the Fund's average daily net assets to the new rate of 0.70% of the first $200 million of the Fund's average daily net assets and 0.65% of any such assets in excess of $200 million. Also, if the New Sub-Advisory Agreement is approved, the Fund's distributor, NEF, has agreed, at the time the New Sub-Advisory Agreement takes effect, to reduce the Rule 12b-1 fees payable by the Fund's Class A shares from the current annual rate of 0.35% of Class A average daily net assets to 0.25% of such assets. (The Rule 12b-1 fees payable by the Fund's Class B shares are not proposed to be changed.)

CURRENT MANAGEMENT ARRANGEMENTS

     NEFM and Back Bay Advisors, L.P. ("Back Bay Advisors") have acted as the Fund's adviser and sub-adviser, respectively, since January 2, 1996, pursuant to an advisory agreement (the "Advisory Agreement") and a sub-advisory agreement (the "Current Sub-Advisory Agreement"), both dated January 2, 1996. The Trustees of the Trust approved the Advisory Agreement and the Current Sub-Advisory Agreement at a meeting held on October 27, 1995, and the Fund's shareholders approved this advisory/sub-advisory arrangement at a meeting held on December 28, 1995. From July 1988 until January 2, 1996, Back Bay Advisors, the Fund's current sub-adviser, acted as the Fund's adviser.

     Under the Advisory Agreement, NEFM has overall advisory and administrative responsibility with respect to the Fund. The Advisory Agreement also provides that NEFM will, subject to NEFM's rights to delegate such responsibilities to other parties, provide to the Fund both (1) portfolio management services (defined to mean managing the investment and reinvestment of the assets of the Fund, subject to the supervision and control of the Trustees) and (2) administrative services (defined to mean furnishing or paying the expenses of the Fund for office space, facilities and equipment, services of executive and other personnel of the Trust and certain other administrative and general management services). Under the Advisory Agreement, the annual fee rate payable by the Fund to NEFM is 0.75% of all of the Fund's average daily net assets. Currently, however, NEFM voluntarily reduces its management fee and, when necessary, bears certain expenses in order to limit the Fund's expenses to an annual rate of 1.60% of the average daily net assets of the Fund's Class A shares and 2.25% of the average daily net assets of the Fund's Class B shares. This voluntary limitation can be terminated by NEFM at any time.

     NEFM has delegated its responsibility under the Advisory Agreement to provide portfolio management services to Back Bay Advisors, which acts as the Fund's sub-adviser pursuant to the Current Sub-Advisory Agreement. The Current Sub-Advisory Agreement requires Back Bay Advisors to manage the investment and reinvestment of the assets of the Fund, subject to the supervision of NEFM and oversight by the Trustees. Back Bay Advisors is authorized to effect portfolio transactions for the Fund, using its own discretion and without prior consultation with NEFM. Back Bay Advisors is required to report periodically to NEFM, its agents and the Trustees of the Trust. Under the Current Sub-Advisory Agreement, the annual fee rate payable by NEFM to Back Bay Advisors is 0.375% of all of the Fund's average net daily assets.

     The Current Sub-Advisory Agreement provides that it will continue in effect for two years from its date of execution and thereafter from year to year if its continuance is approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund and (ii) by vote of a majority of the Trustees who are not "interested persons," as that term is defined in the Investment Company Act of 1940 (the "1940 Act"), of the Trust, NEFM or Back Bay Advisors, cast in person at a meeting called for the purpose of voting on such approval. Any amendment to the Current Sub-Advisory Agreement must be approved by NEFM and Back Bay Advisors and, if required by law, by vote of a majority of the outstanding voting securities of the Fund, and by vote of a majority of the Trustees who are not such interested persons, cast in person at a meeting called for the purpose of voting on such approval. The Current Sub-Advisory Agreement may be terminated without penalty by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, upon sixty days' written notice, or by Back Bay Advisors or NEFM upon ninety days' written notice, and terminates automatically in the event of its assignment. The Current Sub-Advisory Agreement will automatically terminate if the Advisory Agreement is terminated. The Current Sub-Advisory Agreement provides that Back Bay Advisors shall not be subject to any liability in connection with the performance of its services thereunder in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties.

     Back Bay Advisors has implemented a management strategy in which the Fund invests primarily in long-term corporate fixed-income securities, the majority of which are rated BBB or lower by Standard & Poor's Ratings Group or Baa or lower by Moody's Investors Service, Inc. or are unrated. Back Bay Advisors' management strategy has sought to reduce risks to the Fund by diversification and analysis of the underlying creditworthiness of issuers and the underlying value of securities. Historically, Back Bay Advisors has performed its own credit analysis and has not relied primarily on the ratings assigned by rating services. Back Bay Advisors' analysis, in ascertaining both creditworthiness and potential for capital appreciation, has focused on technical factors as well as fundamental factors such as the relationship of current market price to anticipated cash flow and its coverage of interest or dividend requirements, debt as a percentage of assets, earnings prospects, the experience and perceived strength of the issuer's management, price responsiveness of the issuer's securities to changes in interest rates and business conditions, debt maturity schedules and borrowing requirements and the issuer's liquidation value.

PROPOSED NEW ARRANGEMENTS

     Based on a review of the investment approach used by Back Bay Advisors in managing the Fund's portfolio, the Fund's performance record under Back Bay Advisors' management, the performance record of Loomis Sayles in managing fixed-income accounts and the performance of other mutual funds investing primarily in fixed-income securities, NEFM has recommended and the Trustees of the Trust have determined that it would be appropriate for Loomis Sayles to assume responsibility for the day-to-day management of the Fund's portfolio.

     In determining to recommend the New Sub-Advisory Agreement for shareholder approval, the Trustees considered the qualifications of Loomis Sayles and its personnel to provide portfolio management services to the Fund. The Trustees also reviewed information about Loomis Sayles' proposed approach to managing the Fund's portfolio. Loomis Sayles has indicated that it would expect to invest the Fund's assets in a smaller number of securities than Back Bay Advisors has usually done. The Fund has generally held over 100 different securities in its portfolio. Loomis Sayles has indicated that it would expect to invest the Fund's assets in the securities of 40 to 50 issuers, with an emphasis on larger, better-known issuers of high yield securities. Loomis Sayles has also indicated that, under current market conditions, it would expect the Fund's portfolio to have a moderately higher duration than the Fund's current portfolio. (Duration is a measure of the sensitivity of the value of a portfolio to changes in market rates of interest.) NEFM believes that these changes may enhance the Fund's ability to achieve a higher investment return over time. These changes are expected to increase the volatility of the Fund's portfolio (i.e., the degree to which its net asset value per share fluctuates over time). There can, however, be no assurance that the appointment of Loomis Sayles as the Fund's sub-adviser will have these results.

     Loomis Sayles has informed the Fund that, if it is appointed the Fund's sub-adviser, it would expect to restructure the Fund's portfolio over time, in the manner described in the foregoing paragraph. Loomis Sayles estimates that the costs of this restructuring, which would be paid by the Fund, could equal approximately 0.60% of the Fund's net asset value. Based on the Fund's net asset value at April 30, 1996, these estimated costs would be approximately $305,000. There can be no assurance that actual costs would not be significantly higher or lower than this estimate. Restructuring costs will consist primarily of brokerage fees and dealer spreads or markups related to purchasing and selling securities for the Fund's portfolio. These amounts are treated as capital items, rather than operating expenses. They will thus reduce the Fund's net asset value, rather than increase its operating expenses. The costs of holding the Meeting, estimated at $22,000, are in addition to these restructuring costs and will be borne by the Fund, regardless of whether the proposed New Sub-Advisory Agreement is approved.

     The New Sub-Advisory Agreement. The proposed New Sub-Advisory Agreement requires Loomis Sayles to manage the investment and reinvestment of the assets of the Fund, subject to the supervision of NEFM. Under the terms of the New Sub-Advisory Agreement, Loomis Sayles will be authorized to effect portfolio transactions for the Fund, using its own discretion and without prior consultation with NEFM. Loomis Sayles will be required to report periodically to NEFM and the Trustees of the Trust. The New Sub-Advisory Agreement provides that NEFM shall compensate Loomis Sayles at the annual rate of 0.35% of the first $200 million of the Fund's average daily net assets and 0.30% of any such assets in excess of $200 million.

     The New Sub-Advisory Agreement provides that it will continue in effect for two years from its date of execution and thereafter from year to year if its continuance is approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund and (ii) by vote of a majority of the Trustees who are not "interested persons," as that term is defined in the 1940 Act, of the Trust, NEFM or Loomis Sayles, cast in person at a meeting called for the purpose of voting on such approval. Any amendment to the New Sub-Advisory Agreement must be approved by NEFM and Loomis Sayles and, if required by law, by vote of a majority of the outstanding voting securities of the Fund, and by vote of a majority of the Trustees who are not such interested persons, cast in person at a meeting called for the purpose of voting on such approval. The New Sub-Advisory Agreement may be terminated without penalty by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, upon sixty days' written notice, or by Loomis Sayles or NEFM upon ninety days' written notice, and will terminate automatically in the event of its assignment. The New Sub-Advisory Agreement will automatically terminate if the Advisory Agreement is terminated. The New Sub-Advisory Agreement provides that Loomis Sayles shall not be subject to any liability in connection with the performance of its services thereunder in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties.

     NEFM and the Fund have agreed that if the New Sub-Advisory Agreement is approved, the Advisory Agreement will be amended, as of the date that the New Sub-Advisory Agreement takes effect, to provide that the annual rate of the management fee payable thereunder by the Fund to NEFM will be reduced to 0.70% of the first $200 million of the Fund's average daily net assets and 0.65% of such assets in excess of $200 million, from the current rate of 0.75% of all such assets. Furthermore, if the New Sub-Advisory Agreement is approved, NEFM has indicated that it will, as of the time the New Sub-Advisory Agreement takes effect, voluntarily reduce its management fee and, when necessary, bear certain expenses in order to limit the Fund's expenses to an annual rate of 1.40% of the average daily net assets of the Fund's Class A shares and 2.15% of the average daily net assets of the Fund's Class B shares. This voluntary limitation can be terminated by NEFM at any time. In addition to this limitation by NEFM, Loomis Sayles has agreed, if the New Sub-Advisory Agreement is approved, to waive 50% of the sub-advisory fees payable to Loomis Sayles by NEFM under the New Sub-Advisory Agreement through June 30, 1997. This waiver by Loomis Sayles will benefit NEFM, and will not reduce the Fund's expenses.

COMPARISON OF THE CURRENT AND PROPOSED ARRANGEMENTS

     The proposed new management arrangements for the Fund differ from the current arrangements in the following important respects:

          1. Loomis Sayles would become responsible for day-to-day management of the Fund's investment operations, succeeding Back Bay Advisors.

          2. In connection with the new sub-advisory arrangements, the management fees payable by the Fund will be reduced from the current annual rate of 0.75% of all of the average daily net assets of the Fund to the new rate of 0.70% of the first $200 million of the Fund's average daily net assets and 0.65% of any such assets in excess of $200 million. The sub-advisory fees payable by NEFM to Loomis Sayles under the new arrangements would be at the annual rate of 0.35% of the first $200 million of the Fund's average daily net assets and 0.30% of any such assets in excess of $200 million. Under the Current Sub-Advisory Agreement, NEFM pays Back Bay Advisors a sub-advisory fee at the annual rate of 0.375% of the Fund's average daily net assets at all asset levels. In 1995 the Fund incurred gross advisory fees of $342,554 and, after giving effect to voluntary fee waivers by Back Bay Advisors, paid $288,711. If the proposed new advisory/sub-advisory arrangements had been in effect through 1995, the Fund would have incurred gross advisory fees of $319,710, or 7% less than gross advisory fees incurred under the existing arrangements, and $121,033 would have been paid by NEFM to Loomis Sayles in sub-advisory fees. After giving effect to the anticipated voluntary fee waiver by NEFM, however, the Fund would have paid $242,066 under the proposed new arrangements. As of April 30, 1996, the Fund had net assets of $50,829,533.

          3. NEF, the Fund's distributor, has informed the Trustees that, if the proposed new arrangements are adopted, it intends to reduce the Rule 12b-1 fees payable by the Fund's Class A shares from the current annual rate of 0.35% of Class A average daily net assets to 0.25% of such assets. This fee reduction would affect only the Class A shares. On the Record Date, Class A shares represented approximately 75% of the outstanding shares of the Fund.

     The following table summarizes the maximum transaction costs from investing in the Fund and the annual expenses borne by the Fund's Class A and Class B shares in the fiscal year ended December 31, 1995, as well as such annual expenses calculated on a pro forma basis assuming the proposed New Sub-Advisory
Agreement (and reduced Class A Rule 12b-1 fee) had been in effect beginning
January 1, 1995:

                        SHAREHOLDER TRANSACTION EXPENSES

                                               CLASS A      CLASS B
                                               -------      -------
Maximum Initial Sales Charge Imposed on a
  Purchase (as a percentage of
  offering price)(1)(2).....................    4.50%        None
Maximum Contingent Deferred Sales Charge (as
  a percentage of original purchase price or
  redemption proceeds, as applicable)(2)....     (3)         4.00%

---------------

(1) Reduced Class A sales charges apply in some cases.

(2) Does not apply to reinvested distributions.

(3) A 1.00% contingent deferred sales charge applies with respect to any portion of certain purchases of Class A shares greater than $1 million redeemed within approximately one year after purchase, but not to any other purchases or redemptions of Class A shares.


                         ANNUAL FUND OPERATING EXPENSES

                    (AS A PERCENTAGE OF AVERAGE NET ASSETS)
                    DURING THE YEAR ENDED DECEMBER 31, 1995

                                        ACTUAL              PRO FORMA
                                  ------------------    ------------------
                                  CLASS A    CLASS B    CLASS A    CLASS B
                                  -------    -------    -------    -------
Management Fees (after voluntary
  fee waiver and expense
  reduction)....................    0.63%*     0.63%*     0.53%**    0.53%**
12b-1 Fees......................    0.35%      1.00%      0.25%      1.00%
Other Expenses..................    0.62%      0.62%      0.62%      0.62%
Total Fund Operating Expenses
  (after voluntary fee waiver
  and expense reduction)........    1.60%*     2.25%*     1.40%**    2.15%**

---------------

 * Without the voluntary fee waiver and expense reduction by the Fund's adviser, Management Fees would be 0.75% for both classes and Total Fund Operating Expenses would be 1.72% for Class A shares and 2.37%

   for Class B shares. This voluntary limitation can be terminated by the Fund's adviser at any time.

** Without the voluntary fee waiver and expense reduction by the Fund's adviser, Management Fees would be 0.70% for both classes and Total Fund Operating Expenses would be 1.57% for Class A shares and 2.32% for Class B shares. This voluntary limitation can be terminated by the Fund's adviser at any time. The above table does not include the non-recurring costs associated with holding the Meeting. Such costs are estimated at approximately $22,000, or 0.05% of Class A and Class B net assets.

  Example

     A $1,000 investment in each class of the Fund would incur the following dollar amounts of transaction costs and operating expenses, assuming a 5% annual return and, unless otherwise noted, redemption at period end. The 5% return and the expense levels used in calculating this example should not be regarded as predictions of future investment return or Fund expenses, both of which will vary:

                             1 YEAR   3 YEARS  5 YEARS  10 YEARS**
                             ------   -------  -------  ----------
Based on actual expenses
  incurred during the year
  ended December 31, 1995
  (after giving effect to
  voluntary fee waiver and
  expense reduction)
     Class A................   $61      $ 93     $128      $226
     Class B (1)............   $63      $100     $130      $242
     Class B (2)............   $23      $ 70     $120      $242
Based on pro forma expenses
  for the year ended
  December 31, 1995,
  assuming the New Sub-
  Advisory Agreement and
  Class A 12b-1 fee
  reduction had been in
  effect since January 1,
  1995 (after giving effect
  to voluntary fee waiver
  and expense reduction)
     Class A................   $59      $ 87     $118      $205
     Class B (1)............   $62      $ 97     $125      $229
     Class B (2)............   $22      $ 67     $115      $229

---------------

(1) Assumes redemption at end of period.

(2) Assumes no redemption at end of period

 ** Class B shares automatically convert to Class A eight years after purchase;
    therefore, Class B amounts are calculated using Class A expenses in years 9 and 10.

INFORMATION ABOUT NEFM

     NEFM is a limited partnership. Its sole general partner, NEF Corporation, is a wholly-owned subsidiary of NEIC Holdings, Inc. ("NEIC Holdings"), which is a wholly-owned subsidiary of New England Investment Companies, L.P. ("NEIC"). NEF Corporation is also the sole general partner of NEF. NEIC owns the entire limited partnership interest in each of NEF and NEFM. The sole general partner of NEIC is New England Investment Companies, Inc. ("NEIC Inc."), which is a wholly-owned subsidiary of New England Mutual Life Insurance Company ("The New England"). The New England also owns a majority of the outstanding limited partnership interests in NEIC. The New England and Metropolitan Life Insurance Company ("MetLife") have entered into an agreement to merge, with MetLife to be the survivor of the merger. The merger is conditioned upon, among other things, approval by the policyholders of The New England and MetLife and receipt of certain regulatory approvals. After such merger, NEIC Inc. will be a direct or indirect wholly-owned subsidiary of MetLife, and MetLife will own, directly or indirectly, a majority of the outstanding limited partnership interests in NEIC.

     The principal executive officer of NEF and NEFM is Henry L.P. Schmelzer, who is the President and a Trustee of the Trust and whose principal occupation is his positions with NEF and NEFM. The address of NEF, NEFM, NEF Corporation, NEIC Holdings, NEIC, NEIC Inc. and Mr. Schmelzer is 399 Boylston Street, Boston, Massachusetts 02116. The address of The New England is 501 Boylston Street, Boston, Massachusetts 02116. The address of MetLife is One Madison Avenue, New York, New York 10010.

INFORMATION ABOUT LOOMIS SAYLES

     Loomis Sayles is a limited partnership. Its sole general partner, Loomis, Sayles & Company, Incorporated ("LSCI"), is a wholly-owned subsidiary of NEIC Holdings. NEIC owns the entire limited partnership interest in Loomis Sayles. The principal executive officer of Loomis Sayles is Robert Blanding, whose principal occupation is his position with Loomis Sayles. The address of Loomis Sayles and

LSCI is One Financial Center, Boston, Massachusetts 02111. Mr. Blanding's address is 465 First Street West, Sonoma, California 95476.

     Loomis Sayles acts as investment adviser (or sub-adviser, in the case of the funds marked with an asterisk below) to the following other mutual funds that have similar investment objectives to the Fund, for compensation at the annual fee rates of the corresponding average net asset levels of those funds set forth in the table below. The table also sets forth the net assets of those other funds at April 30, 1996:

                          NET ASSETS OF
                           OTHER FUND
    OTHER FUND WITH       (IN MILLIONS)      ANNUAL
   SIMILAR OBJECTIVE       AT 4/30/96       FEE RATE
   -----------------      -------------     --------
Loomis Sayles Bond Fund  $304.8             0.60% of all assets
Loomis Sayles Fixed
  Income Fund            $101.6             0.60% of all assets
Loomis Sayles
  Investment Grade
  Fixed Income Fund+     $29.9              0.40% of all assets
New England Strategic
  Income Fund*++         $112.2             0.35% of the first $200 million
                                            0.30% of amounts over $200 million
Maxim Corporate Bond
  Fund*                  $57.6              0.30% of all assets
The Managers Fund*       $27.1              0.25% of all assets

---------------

 + Loomis Sayles has voluntarily undertaken, for an indefinite period, to waive its fees and, to the extent necessary, to bear other expenses of Loomis Sayles Investment Grade Fixed Income Fund in order to limit such Fund's annualized total operating expenses to 0.55% of average annual net assets.

++ Loomis Sayles has voluntarily agreed, until further notice, to waive its entire sub-advisory fee with respect to New England Strategic Income Fund. This agreement may be terminated by Loomis Sayles at any time.

   INFORMATION ABOUT BACK BAY ADVISORS

     Back Bay Advisors is a limited partnership. Its sole general partner, Back Bay Advisors, Inc., is a wholly-owned subsidiary of NEIC Holdings. NEIC owns the entire limited partnership interest in Back Bay Advisors. The principal executive officer of Back Bay Advisors is Charles T. Wallis, whose principal occupation is his position with Back Bay Advisors. The address of Back Bay Advisors, Back Bay Advisors, Inc. and Mr. Wallis is 399 Boylston Street, Boston, Massachusetts 02116.

CERTAIN PAYMENTS TO AFFILIATES

     In addition to advisory fees payable to NEFM, the Fund pays NEF (an affiliate of Back Bay Advisors, NEFM and Loomis Sayles) for providing various services to the Fund and its shareholders. In 1995, these payments amounted to $67,656 for transfer agency services, and $130,876 for service and distribution (Rule 12b-1) fees for Class A shares and $82,798 for service and distribution (Rule 12b-1) fees for Class B shares. In addition, in 1995 NEF received from the Fund's shareholders $182,200 in sales charges (including contingent deferred sales charges on Class A and B shares). NEF will continue to receive transfer agency and Rule 12b-1 fees, as well as sales charges and contingent deferred sales charges, if the New Sub-Advisory Agreement is adopted.

CERTAIN TRUSTEES AND OFFICERS OF THE TRUST

     The following persons are both (1) Trustees or officers of the Trust and
(2) officers or employees of one or more of NEFM, Loomis Sayles or Back Bay Advisors (or officers or directors of those firms' corporate general partners):
Peter S. Voss, Henry L.P. Schmelzer, Frank Nesvet, Robert P. Connolly, Bruce R. Speca and Peter H. Duffy.

SHAREHOLDERS AS OF THE RECORD DATE

     As of the Record Date, the following persons owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) the following numbers of shares of each class of shares of the Fund, representing the indicated percentage of the outstanding shares of such class:

 CLASS              SHAREHOLDER             NUMBER OF SHARES     PERCENT
 -----              -----------             ----------------     -------
Class A     Deferred Compensation Plan           306,030           7.23%
            for General Agents of
            The New England
            501 Boylston Street,
            6th Floor
            Boston, MA 02116

     As of the Record Date, the officers and Trustees of the Trust as a group owned less than 1% of the outstanding shares of the Fund.

TRUSTEE ACTION; REQUIRED SHAREHOLDER VOTE

     At a meeting held on May 10, 1996, the Trustees of the Trust voted unanimously to approve the New Sub-Advisory Agreement and to terminate the Current Sub-Advisory Agreement, effective at such time as the New Sub-Advisory Agreement becomes effective. If shareholders approve the New Sub-Advisory Agreement, it is expected to become effective on or about July 1, 1996.

     The required vote for approval of the New Sub-Advisory Agreement is the lesser of (1) 67% of the shares of the Fund represented at the Meeting, if more than 50% of the shares of the Fund are represented at the Meeting, or (2) more than 50% of the outstanding shares of the Fund. If the shareholders of the Fund do not approve the New Sub-Advisory Agreement, the Current Sub-Advisory Agreement will remain in effect, and the Trustees will consider such alternative actions as may be in the best interests of the Fund.

     THE TRUSTEES UNANIMOUSLY RECOMMEND THAT SHAREHOLDERS OF THE FUND VOTE TO APPROVE THE PROPOSED NEW SUB-ADVISORY AGREEMENT.

OTHER MATTERS

     Forty percent of the shares of the Fund outstanding on the Record Date, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Meeting. Votes cast by proxy or in person at the Meeting will be counted by persons appointed by the Trust as tellers for the Meeting. The tellers will count the total number of votes cast "for" approval of the proposals for purposes of determining whether sufficient affirmative votes have been cast. The tellers will count all shares represented by proxies that reflect abstentions and "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or the persons entitled to vote) for purposes of determining the presence of a quorum. With respect to Proposal 1, abstentions and broker non-votes have the effect of a negative vote on the proposal.

     In the event that a quorum is not present, or if sufficient votes in favor of Proposal 1 are not received by June 28, 1996, the persons named as proxies may vote on those matters for which a quorum is present and as to which sufficient votes have been received and may propose one or more adjournments of the Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of the shares present in person or by proxy at the session of the Meeting to be adjourned. The persons named as proxies will vote in favor of such adjournment those proxies which they are entitled to vote in favor of Proposal 1 and will not vote any proxies that direct them to abstain from voting on such Proposal.

     Although the Meeting is called to transact any other business that may properly come before it, the only business that management intends to present or knows that others will present is Proposal 1 mentioned in the Notice of Special Meeting. However, you are being asked on the enclosed proxy to authorize the persons named therein to vote in accordance with their judgment with respect to any additional matters which properly come before the Meeting, and on all matters incidental to the conduct of the Meeting.

     Shareholder proposals to be presented at any future meeting of shareholders of the Trust must be received by the Trust at a reasonable time before the Trust's solicitation of proxies for that meeting in order for such proposals to be considered for inclusion in the proxy materials relating to that meeting.

May 20, 1996

                              YOUR VOTE IS NEEDED!

Please vote on the reverse side of this form and sign in the space provided. Return your completed proxy in the enclosed envelope today.

You may receive additional proxies for other accounts. These are not duplicates; you should sign and return each proxy card in order for your votes to be counted. Please return them as soon as possible to avoid additional mailings.

NOTE: Please sign exactly as your name appears on this card. All joint owners should sign. When signing as executor, administrator, attorney, trustee or guardian or as custodian for a minor, please give full title as such. If a corporation, please sign in full corporate name and indicate the signer's office. If a partner, sign in the partnership name.

The undersigned hereby appoints Henry L.P. Schmelzer, Bruce R. Speca, Frank Nesvet and Robert P. Connolly, and each of them, proxies, with power of substitution to each, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, at the Special Meeting of Shareholders of New England High Income Fund (the "Fund") on June 28, 1996, at 2:30 p.m. Eastern time, and at any adjournments thereof, all of the shares of the Fund which the undersigned would be entitled to vote if personally present.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.

/X/      PLEASE MARK VOTE
         AS IN THIS EXAMPLE



                  IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE
                  MEETING. THE TRUSTEES RECOMMEND A VOTE FOR THE PROPOSAL LISTED BELOW:



                  1.  PROPOSAL TO APPROVE NEW SUB-ADVISORY  For Against Abstain
                      AGREEMENT RELATING TO THE FUND        / /   / /    / /
                      BETWEEN NEW ENGLAND FUNDS
                      MANAGEMENT, L.P. AND LOOMIS, SAYLES
                      & COMPANY, L.P.



RECORD DATE SHARES:



                                              -------------------------
Please be sure to sign and date this Proxy.   Date
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Shareholder sign here                                Co-owner sign here
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